                          POTTERS FINANCIAL CORPORATION

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                         Quarter ended          Nine months ended
                                         -------------          -----------------
                                         September 30,             September 30,
                                         -------------             -------------
                                       1999        1998(1)      1999         1998(1)
                                       ----        ----         ----         ----
Net income for basic and diluted     $358,000   $  297,000   $1,011,000   $  785,000
                                     ========   ==========   ==========   ==========

Average basic shares outstanding      967,367    1,023,110      968,374    1,037,296

Add:  Effect of stock options          26,024       31,139       28,942       34,355
                                     --------   ----------   ----------   ----------

Average diluted shares outstanding    993,391    1,054,249      997,316    1,071,651
                                     ========   ==========   ==========   ==========

Basic earnings per common share      $   0.37   $     0.29   $     1.04   $     0.76
                                     ========   ==========   ==========   ==========

Diluted earnings per common share    $   0.36   $     0.28   $     1.04   $     0.73
                                     ========   ==========   ==========   ==========

(1)     Restated to reflect the 10% stock dividend effective March 1999.